EXHIBIT (3) (ii)

By-Laws

The Board of Directors amended the By-Laws at a meeting held May 4, 2004. The amendment changed the date of the annual meeting of shareholders from the fourth Monday in September to the last Thursday in September. The By-Laws are filed with the Corporation’s Form 10-K for the year ended May 31, 2004.

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